Exhibit 10.15

GEMINI SPACE STATION, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Section 1. Establishment of this Policy. Each member of the Board of Directors (the “Board”) of Gemini Space Station, Inc., a Nevada corporation (the “Company”) who is not an employee or executive officer of the Company or its subsidiaries (each such member, a “Non-Employee Director”) will be eligible to receive the compensation described in this Non-Employee Director Compensation Policy (as may be amended from time to time, this “Policy”) for his or her Board service. This Policy shall become effective on the effective date of the Company’s initial public offering pursuant to a registration statement filed with the SEC (the “Effective Date”), as a result of or following which the Company shall have a class of securities listed on the Nasdaq or other national securities exchange. This Policy may be amended or terminated at any time in the sole discretion of the Compensation Committee of the Board (the “Compensation Committee”). The terms of this Policy shall supersede all prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any Non-Employee Director and between any subsidiary of the Company and any of its non-employee directors, except that any equity awards previously granted for service on the board of managers of Gemini Trust Company, LLC shall remain outstanding in accordance with their terms. While this Policy remains in effect, the cash compensation and equity grants described in this Policy shall be paid or be made, as applicable, automatically in accordance with the terms of this Policy, without the need for any further action by the Board or the Compensation Committee. Capitalized terms not defined herein shall have the meanings ascribed to them in the Company’s 2025 Omnibus Incentive Plan, as may be amended and restated from time to time, or the applicable successor plan thereto (the “Omnibus Incentive Plan”).

Section 2. Annual Cash Compensation.

(a) Cash Retainers. Each Non-Employee Director will be paid an annual cash retainer of $75,000 for the period beginning on January 1st of a given year and ending on December 31st of such year (each such period, a “Compensation Year,” and such annual cash retainer, the “Annual Retainer”). In addition, any Non-Employee Director serving in the position of a Lead Independent Director of the Board will be paid an additional annual cash retainer of $50,000 for a Compensation Year (the “Lead Independent Director Retainer” and, together with the Annual Retainer, the “Cash Retainers”).

(b) Committee Chair Retainers. Each Non-Employee Director is entitled to receive additional annual cash compensation for service during a Compensation Year as the chairperson of a committee of the Board (collectively, the “Committee Chair Retainers”), as set forth in the following table:

Position	Annual Chair Compensation
Audit and Risk Committee	$25,000
Compensation Committee	$20,000
Nominating and Governance Committee	$15,000

(c) Payment Schedule. The Cash Retainer(s) and Committee Chair Retainer(s) for each Non-Employee Director will be paid by the Company in equal quarterly installments in arrears at or promptly after the end of the quarter to which such amount relates.

(d) Proration of Retainers. With respect to any compensation quarter in which a Non-Employee Director’s service as a member of the Board is terminated, such Non-Employee Director will be entitled to receive a prorated portion of the Cash Retainer(s) and any Committee Chair Retainer(s) for such partial quarter of service, payable at the time of the first regularly scheduled quarterly Board payment following the date of the Non-Employee Director’s separation from service. In the event a new Non-Employee Director is elected or appointed to the Board following the beginning of a compensation quarter, such Non-Employee Director will be entitled to receive a Cash Retainer(s) and any applicable Committee Chair Retainer(s) for such compensation quarter, which will be prorated based on the date of appointment or election and payable in accordance with the schedule set forth in Section 2(c).

Section 3. Equity Compensation.

(a) Generally. Director Equity Awards (as defined below) will be granted under the Omnibus Incentive Plan. All applicable terms of the Plan apply to this Policy as if fully set forth herein, and all grants of restricted stock units (“RSUs”) hereby are subject in all respects to the terms of the Plan and the applicable award agreement.

(b) Initial Equity Award. Each individual who first becomes a Non-Employee Director (other than at an annual meeting of the Company’s stockholders) after the Effective Date will, as promptly as practicable following the commencement of such Non-Employee Director’s service as such, be granted an initial award of RSUs with respect to a number of Shares equal to (A) $200,000, divided by (B) the Fair Market Value of a Share as of the grant date of such RSUs (rounded down to the nearest whole number) (each such award, an “Initial Equity Award”). Each Initial Equity Award will vest on the one-year anniversary of the grant date of the Initial Equity Award, subject in each case to the Non-Employee Director’s continuous service as a member of the Board through the applicable vesting date. The Shares in respect of any vested RSUs will be delivered to the Non-Employee Director on or within thirty (30) days following the applicable vesting date. Members of the Board who are employees of the Company or any Parent, Subsidiary or Affiliate of the Company who subsequently terminate their employment with the Company and any Parent, Subsidiary or Affiliate of the Company and remain on the Board will not receive an Initial Award pursuant to this Section 3(b).

(c) Annual Equity Awards. On the trading day following each annual meeting of the Company’s stockholders after the Effective Date, each individual who is then a Non-Employee Director (including each individual who first becomes a Non-Employee Director at such annual meeting) shall be granted an award of RSUs with respect to a number of Shares equal to (A) $200,000 divided by (B) the Fair Market Value of a Share as of the grant date of such RSUs (rounded down to the nearest whole number) (each such award, an “Annual Equity Award” and together with each Initial Equity Award, the “Director Equity Awards”). Each Annual Equity Award will vest on the earlier to occur of (i) the one-year anniversary of the grant date of the Annual Equity Award and (ii) the day immediately preceding the first annual meeting of the Company’s stockholders to occur after the grant date of the Annual Equity Award, in each case, subject to the Non-Employee Director’s continuous service as a member of the Board through the applicable vesting date. The Shares in respect of any vested RSUs will be delivered to the Non-Employee Director on or within thirty (30) days following the applicable vesting date. A Non-Employee Director will not be eligible to receive an Annual Equity Award if such individual previously received an Initial Equity Award during the same calendar year.

(d) Change in Control. Notwithstanding the foregoing, for each Non-Employee Director who remains in continuous service as a member of the Board as of, or immediately prior to, a Change in Control, the Shares subject to his or her Director Equity Award will become fully vested immediately prior to the consummation of such Change in Control.

(e) Cessation of Service; Forfeiture. Any Director Equity Award held by an individual who ceases to have continuous service as a member of the Board prior to vesting shall thereupon be immediately terminated, canceled and forfeited at no cost to the Company.

Section 4. Expenses. The Company will reimburse each Non-Employee Director for all reasonable out-of-pocket expenses incurred by such Non-Employee Director for attending meetings of the Board or any committee thereof; provided that such Non-Employee Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s expense policy, as in effect from time to time.

Section 5. Limits on Director Compensation. In accordance with Section 8 of the Omnibus Incentive Plan, no Non-Employee Director may receive total compensation in excess of $1,000,000 for any calendar year in which such individual serves as a Non-Employee Director (subject to any adjustments to such limit made under the Omnibus Incentive Plan); provided, however, that with respect to the first calendar year during which such a Non-Employee Director serves on the Board (or, in the event such Non-Employee Director does not receive any Awards during such first calendar year, the second calendar year during which such a Director serves on the Board), such maximum total value shall instead be $2,000,000.

Section 6. Section 409A of the Code. This Policy and any compensation granted hereunder is intended to comply with, or be exempt from, the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and the provisions of this Policy shall be interpreted in a manner that satisfies the requirements of Section 409A, and this Policy shall be operated accordingly. If any provision of this Policy would otherwise frustrate or conflict with this intent, the provision, term, or condition shall be interpreted and deemed amended so as to avoid this conflict. If any compensation granted hereunder includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), a Non-Employee Director’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if any compensation granted hereunder includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), a Non-Employee Director’s right to such dividend equivalents shall be treated separately from the right to other amounts under the compensation granted hereunder. Notwithstanding any other provision in this Policy, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) is necessary to avoid the application of an additional tax under Section 409A, any amounts hereunder that constitutes “deferred compensation” subject to Section 409A that are otherwise issuable upon the Non-Employee Director’s “separation from service” (as defined in Section 409A) shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in such Non-Employee Director incurring interest or additional tax under Section 409A. Notwithstanding the foregoing, the tax treatment of the benefits provided under this Policy is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by any Non-Employee Director on account of non-compliance with Section 409A.

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